Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Mike Van Handel

Chief Financial Officer
Manpower Inc.
414-906-6305

Manpower Inc. to Redeem Zero Coupon Convertible Debentures

MILWAUKEE, WI, USA, February 28, 2005 – Manpower Inc. (NYSE: MAN) today announced that it has elected to redeem its Zero Coupon Convertible Debentures due August 17, 2021 (“Debentures”) at a redemption price of $613.99 per $1,000 of principal amount at maturity of Debentures.  The redemption date will be March 30, 2005.

Under the Indenture, the Debentures may be converted at any time before the close of business on March 29, 2005 at a conversion rate of 13.9559 shares of Manpower common stock per $1,000 of principal amount at maturity of Debentures.  Holders who want to convert must satisfy the requirements set forth in the Debentures.

The Debentures must be surrendered to the paying agent to collect the redemption price.  Unless Manpower defaults in making payment of the redemption price, original issue discount on the Debentures will cease to accrue on and after the redemption date.

The CUSIP number of the Rule 144 Debentures is 56418H AB 6 and the CUSIP number of the registered Debentures is 56418H AC 4. The address of the trustee and paying agent is Citibank Agency and Trust, 388 Greenwich Street, 14th Floor, New York, New York 10013. Manpower has provided Citibank Agency and Trust with a notice of redemption.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower's worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE +1.414-961-1000 • www.manpower.com